EXHIBIT 10.19

CONSULTING AGREEMENT

        This Agreement is made effective this 12th day of November 2001, between Large Scale Biology Corporation a Delaware corporation, hereinafter referred to as the “Company”, with its principal place of business at 3333 Vaca Valley Parkway, Vacaville, California, and William M. Pfann, hereinafter referred to as the “Consultant”, with his principal place of business at 3050 Roundhill Rd., Alamo, CA 94507.

NOW THEREFORE, in consideration of the promises and mutual undertakings contained herein, it is mutually agreed as follows:

1.    Consultancy.    The Company hereby retains Consultant and Consultant hereby accepts such retention, commencing on the effective date of this Agreement and continuing for nine months through August 11, 2002. The term of this Agreement may be extended by mutual written agreement of the parties hereto.

2.    Services.    Consultant shall provide consultation services to the Company as a financial and business consultant. In the performance of such duties, Consultant shall be available to provide the equivalent of one (1) day of service per calendar quarter during the term of this Agreement, taking into account Consultant’s other professional obligations. The Company shall reimburse Consultant for his reasonable out-of-pocket expenses including travel expenses which have been authorized in advance by the Company.

3.    Compensation.    As a result of his former employee relationship to the Company, Consultant was granted three non-statutory stock options respectively on August 30, 2000, October 17, 2000 and March 9, 2001. The August 30, 2000 option is for the purchase of One Hundred Thousand (100,000) shares of common stock at an exercise price of $28.12 vesting quarterly over three years; the October 17, 2000 option is for the purchase of One Hundred Twenty Thousand (120,000) shares of common stock at an exercise price of $19.19 vesting quarterly over three years; and the March 9, 2001 option is for the purchase of One Hundred Twenty-Five Thousand (125,000) shares of common stock at and exercise price of $6.19 vesting quarterly over four years. Under the March 9, 2001 option a total of Fifteen Thousand Six Hundred Twenty-Six (15,626) shares were vested on November 12, 2001. As compensation for his services under this Consulting Agreement, the Company shall accelerate the vesting of the March 9, 2001 option so that Ninety Two Thousand Fourteen (92,014) shares shall be vested as of November 12, 2001 and Consultant agrees to accept such accelerated vesting as compensation for his services hereunder. Consultant and the Company further agree that (1) during the period of time Consultant provides services to the Company hereunder, Consultant’s shares vested in accordance herewith under the March 9, 2001 option shall be exercisable in accordance with the exercise provisions of such stock option but Consultant’s right to exercise the unvested shares as of November 12, 2001 under such stock option totaling Thirty Two Thousand Nine Hundred Eight-Six (32,986) shares shall lapse as of November 12, 2001 and (2) Consultant’s right to exercise the August 30, 2000 option and the October 17, 2000 option shall be deemed to have lapsed and not be exercisable on and after November 12, 2001, notwithstanding Consultant’s service to the Company hereunder after November 12, 2001.

Pursuant to Consultant’s offer letter of August 30, 2000 regarding his employment by the Company, Consultant is entitled to payment of one year’s salary of $220,000 upon termination by the Company without cause. By mutual agreement, Consultant agrees that, as additional compensation for his agreement to serve as a Consultant hereunder, the Company shall pay the year’s salary in a single lump sum on November 12, 2001.

4.    Nondisclosure.

a.  Company’s Confidential Information.    Consultant shall use his best efforts and exercise utmost diligence to protect and guard Confidential Information (as defined in Section 11). Except as required in performance of Consultant’s services for the Company and approved in writing by the Company, Consultant will not directly, indirectly or otherwise, use permit others to use, disseminate, disclose, lecture upon or publish articles concerning Confidential Information.

b.  Third Party’s Confidential Information.    Consultant agrees in the performance of services hereunder not to disclose any information of a third party which Consultant is under a duty of confidentiality not to disclose.

5.    Inventions, Etc.    All Inventions (as defined in Section 11) made, conceived or completed by Consultant, individually or in conjunction with others, shall be the sole and exclusive property of the Company if said Inventions result from any work performed by Consultant for the Company or are made with the Company’s equipment, supplies, facilities or Confidential Information; provided, however, that this paragraph does not apply to any Inventions which are protected by Section 2870 of the California Labor Code.

Consultant shall, without royalty or any other further consideration to Consultant therefor, but at the expense to the Company:

a.  As promptly as known or possessed by Consultant, disclose to the Company all information with respect to said Inventions.

b.  Whenever requested so to do by the Company promptly execute and assign any and all applications, assignments and other instruments which the Company shall deem necessary to apply for and obtain letters patent of the United States and of foreign countries for said Inventions, and to assign and convey to the Company or the Company’s nominee the sole and exclusive right, title and interest in and to the Inventions or any applications or patents thereon.

c.  Whenever requested so to do by the Company, deliver to the Company evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings.

d.  Do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and foreign letters patent for the Inventions.

6.    Notice.    Any notice required or permitted to be given hereunder shall be mailed by registered or certified mail with return receipt requested, sent by facsimile, or delivered by hand to the party to whom such notice is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed, as evidenced by the postmark at point of mailing. If delivered by hand, any such notice shall be deemed to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.

Any notice to the Company or the any transferee or designee of the Company shall be addressed as follows:

Large Scale Biology Corporation
Attention: President
3333 Vaca Valley Parkway, Suite 1000
Vacaville, CA 95688

Any notice to Consultant shall be addressed as follows:

Mr. William M. Pfann
3050 Roundhill Rd.
Alamo, CA 94507

Either party may change the address to which notice to it is to be addressed by notice as provided herein.

7.    Termination.    For Cause.    It is understood and agreed that if Consultant breaches any of the terms or conditions of this Agreement, the Company may, without foregoing thereby any other rights or remedies that it may have, at its option, terminate Consultant’s services immediately by notice to Consultant in writing, by facsimile, by telephone or orally in person by any officer or agent of the Company. It is understood and agreed that if the Company breaches any of the terms or conditions of this Agreement, Consultant may, without foregoing thereby any other rights or remedies that he may have at his option, terminate this Agreement immediately by notice to the Company in writing, by cable, by radiogram, by telephone or orally in person by Consultant or agent of Consultant.

8.    Survival of Certain Agreements.    The covenants and agreements set forth in Sections 4 and 5 shall survive termination of this Agreement and Consultant’s services hereunder and remain in full force and effect regardless of the cause of such termination.

9.    Binding Effect.    This Agreement shall be binding upon the parties hereto and their successors and assigns and shall inure to benefit of the parties hereto and their its successors and assigns.

10.    Entire Agreement.    This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof. It may be amended only by an agreement in writing, signed by the party against whom enforcement or any waiver, amendment, modification extension or discharge sought.

11.    Definitions.    As used in this Agreement:

a.  “Confidential Information” means information disclosed to Consultant or which becomes known to Consultant as a direct consequence of or through performance of services for the Company, or which became known to Consultant as a result of Consultant’s former employment with the Company, whether or not related to his duties for the Company, and includes trade secrets or any other like information of value relating to the business and/or field of interest of the Company or of any corporation, firm or partnership directly or indirectly controlled by or controlling the Company or in which any of the aforesaid have at least a 50% interest, including, but not limited to, information relating to Inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machinery, materials, manufacturing techniques, research activities and plans, cost of production, contract forms, prices, volume of sales, promotion methods, business secrets, financial information and lists of names or classes of customers. Information shall be considered, for purposes of this Agreement, to be confidential if it is not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by the Company or any of its affiliates. Information shall not be considered confidential (a) if already known to Consultant at the time of disclosure as evidenced by written records and it was not acquired directly or indirectly from the Company, (b) if in the public domain prior to or becomes part of the public domain after disclosure other than through breach of this Consulting Agreement by Consultant or unauthorized acts or omissions of Consultant, or (c) if disclosed in good faith to Consultant by an independent third party lawfully entitled to make such disclosure and such information was not acquired directly or indirectly from Company.

b.  “Inventions” means any and all discoveries, concepts and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or know-how related thereto, relating to the business and/or field of interest of the Company or of any corporation, firm or partnership directly or indirectly controlled by or controlling the Company or in which any of the aforesaid have at least a 50% ownership interest.

12.    This Agreement may be executed in one or more counterparts on different dates, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement shall be deemed to be executed on the latest date of execution by a party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date above written.

LARGE SCALE BIOLOGY CORPORATION		CONSULTANT

By:	/s/ ROBERT L. ERWIN	By:	/s/ WILLIAM M. PFANN
	Robert L. Erwin Chairman of the Board and Chief Executive Officer		William M. Pfann

Dated: November 12, 2001		Dated: November 12, 2001

Consultant’s Social Security No.